Exhibit 99.1

Contacts:	Meg McGilley Chief Financial Officer (858) 480-0402

Rob Whetstone PondelWilkinson, Inc. (310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
2007 THIRD QUARTER FINANCIAL RESULTS
•	Third quarter 2007 net loss was $5.7 million, or $0.31 per share, vs. $9.8 million, or $0.55 per share, in the 2006 third quarter
Conference call scheduled today at 1:30 p.m. PT; Simultaneous webcast at
www.somaxon.com and www.opencompany.info
SAN DIEGO, CA — November 7, 2007 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced financial results for the third quarter ended September 30, 2007.
Financial Results
For the third quarter of 2007, net loss was $5.7 million, or $0.31 per share, compared with $9.8 million, or $0.55 per share, for the third quarter of 2006.
As a development stage pharmaceutical company, Somaxon had no revenues during the third quarter of 2007.
Research and development expenses for the third quarter of 2007 were $2.8 million, compared with $7.9 million for the third quarter of 2006. The decrease primarily reflects the completion of the Phase 3 clinical trial program for SILENOR™ and the clinical trials of nalmefene for smoking cessation and the treatment of pathological gambling during 2006. This was partially offset by an increase in share-based compensation expense due to stock options granted subsequent to the third quarter of 2006.
Marketing, general and administrative expenses were $3.3 million for the third quarter of 2007, compared with $2.7 million for the same period in 2006. The increase was primarily caused by an increase in headcount and related salary expenses for our marketing, general and administrative functions, higher professional fees and an increase in share-based compensation expense due to stock options granted subsequent to the third quarter of 2006.
The company recognized $1.8 million of share-based compensation expense in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123(R) for the third quarter of 2007, compared with $1.3 million for the third quarter of 2006.
At September 30, 2007, the company had cash and cash equivalents and short-term investments totaling $40.8 million and no long-term debt. At December 31, 2006, the company had cash and cash equivalents and short-term investments totaling $57.9 million and no long-term debt.
SILENOR™ Development and Regulatory Update
Somaxon has reported results from all of its four Phase 3 clinical trials evaluating SILENOR™ for the treatment of insomnia. As the company previously reported, these clinical trials demonstrated statistically significant and clinically meaningful improvements across multiple endpoints measuring sleep onset, sleep maintenance and the prevention of early morning awakenings. The clinical trial results also demonstrated a favorable safety and tolerability profile, with the overall incidence of adverse events comparable to placebo, a low discontinuation rate and no evidence of dependency, withdrawal, tolerance or amnesia.
“Based on the clinical profile which has emerged from our clinical trials of SILENOR™, and our expectation that SILENOR™ will not be scheduled as a controlled substance, we believe that SILENOR™ has the potential to capture a significant share of the insomnia market,” said Ken Cohen, Somaxon’s President and Chief Executive Officer. “With this strong clinical profile and the potential to launch SILENOR™ in the first half of 2009, we continue to engage in discussions with potential strategic collaborators aimed at optimizing the potential commercial success of SILENOR™ while maintaining a large share of the SILENOR™ business to maximize the value of this asset for Somaxon stockholders. Our short-term focus continues to be on preparing our NDA for SILENOR™, which we plan to submit to the FDA in the first quarter of 2008.”
As previously disclosed, based on a request Somaxon received from the FDA, the company initiated a preclinical program for SILENOR™ consisting of standard genotoxicity, reproductive toxicology and carcinogenicity studies. The FDA indicated that the data from the genotoxicity studies and reproductive toxicology studies should be included in the NDA for SILENOR™. The FDA also indicated that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment.
Somaxon completed the genotoxicity studies, and no signal indicative of genotoxicity was found in any of the assays. The company submitted the results to the FDA, and in February 2007 the FDA agreed with the company’s assessment that SILENOR™ does not appear to have genotoxic potential. The FDA indicated that, unless other preclinical data raise a concern, a complete assessment of the carcinogenic potential of SILENOR™ may not be needed prior to NDA approval. The FDA also indicated that it may accept the results of a shorter-term carcinogenicity study for approval of the NDA and allow the standard two-year carcinogenicity study to be completed as a post-NDA approval commitment.
In May 2007, Somaxon received correspondence from the FDA which stated that the results of its ongoing 26-week transgenic mouse carcinogenicity study of SILENOR™ should be included as part of the initial NDA submission for SILENOR™. As a result, the company plans to file the NDA for SILENOR™ in the first quarter of 2008, assuming that the 26-week transgenic mouse carcinogenicity study is successful and proceeds as currently scheduled. The company continues to plan to conduct the standard two-year carcinogenicity study and to submit the results of that study as a post-approval commitment. Somaxon initiated the 26-week transgenic mouse carcinogenicity study in May 2007, and it initiated a two-year rat carcinogenicity study in August 2007.
In June 2007, Somaxon completed its reproductive toxicology studies. The company’s interpretation of the study results is that they are consistent with the company’s prior assessment of the safety profile of SILENOR™. The company intends to include the results from those studies as part of the planned initial NDA submission for SILENOR™.
Conference Call Information and Forward-Looking Statements
On Wednesday, November 7, 2007, the company will host a conference call with interested parties beginning at 1:30 p.m. PT (4:30 p.m. ET) to review the results of operations for the third quarter ended September 30, 2007. The conference call will be available to interested parties through a live audio Internet broadcast at www.somaxon.com and www.opencompany.info. The call will also be archived and accessible at both sites for approximately 14 days. Alternatively, callers may participate in the conference call by dialing (800) 366-7449 (domestic) or (303) 262-2190 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11099532.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses, clinical developments and potential strategic transactions and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. The company has completed a pilot Phase 2 trial for nalmefene in smoking cessation with positive results. It has also completed a Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling that did not achieve statistical significance for the primary or secondary endpoints. The company will evaluate the results from both of these trials before making determinations regarding the future of the nalmefene program. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the FDA’s requirements relating to Somaxon’s preclinical studies, the planned filing of an NDA for SILENOR™ , the potential to enter into a strategic transaction relating to SILENOR™ and the potential for post-approval carcinogenicity studies are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential to enter into and the terms of any strategic transaction relating to SILENOR™; the potential for SILENOR™ or Somaxon’s other product candidates to receive regulatory approval for one or more indications on a timely basis or at all; the results of pending preclinical studies for SILENOR™ or Somaxon’s other product candidates; the timing of receipt of preclinical study results and any NDA submission; unexpected findings relating to SILENOR™ or Somaxon’s other product candidates that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; the potential for the FDA to require preclinical or clinical requirements to support an NDA filing for SILENOR™ or Somaxon’s other product candidates, or the imposition of additional requirements to be completed before or after regulatory approval; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of SILENOR™ is appropriate without standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™ or Somaxon’s other product candidates; the scope and validity of patent protection and other intellectual property rights for SILENOR™ and Somaxon’s other product candidates; the market potential for insomnia and other target markets, and Somaxon’s ability to compete; Somaxon’s ability to raise sufficient capital; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
# # #
FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY OPERATING LOSS STATEMENTS

	Quarter ended September 30,
	2007	2006
	(In thousands, except per share amounts)

Operating expenses
License fees	$154	$204
Research and development	2,843	7,906
Marketing, general and administrative expense	3,280	2,689

Total operating expenses	6,277	10,799

Loss from operations	(6,277)	(10,799)
Interest and other income	564	965

Net loss	$(5,713)	$(9,834)

Basic and diluted net loss per share	$(0.31)	$(0.55)
Shares used to calculate net loss per share	18,231	18,007

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and investments	$40,798	$57,914
Other current assets	1,025	515

Total current assets	41,823	58,429
Long-term restricted cash	600	600
Property and equipment, net	196	263
Other assets	60	160

Total assets	$42,679	$59,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,502	$5,731
Accrued liabilities	1,408	1,364

Total current liabilities	2,910	7,095

Total stockholders’ equity	39,769	52,357

Total liabilities and stockholders’ equity	$42,679	$59,452